Exhibit 10.3

AGREEMENT AND GENERAL RELEASE
(“Agreement”)

Celanese Corporation, its’ subsidiaries and its affiliates (“Company” or “Celanese”), 222 W. Las Colinas Blvd., Irving, Texas 75039 and Christopher W. Jensen, such person’s heirs, executors, administrators, successors, and assigns (“Executive”), agree that:

1.
Last Day of Employment. The last day of employment with the Company is: March 2, 2018 (“Separation Date”). In order to remain on the payroll until the aforementioned date and receive the Consideration set forth in Paragraph 2 below, Executive shall comply with all Company policies and procedures and, if requested, perform Executive’s duties faithfully, to the best of Executive’s ability and to the satisfaction of the Company, while devoting Executive’s full business efforts and time to the Company and to the promotion of its business as needed, including but not limited to work on projects assigned to Executive and assistance with transition duties.

2.
Consideration. Each separate installment under this Agreement shall be treated as a separate payment for purposes of determining whether such payment is subject to or exempt from compliance with the requirements of Section 409A of the Internal Revenue Code. In consideration for signing this Agreement and compliance with the promises made herein, the Company and Executive agree:

a.
Voluntary Resignation. Executive agrees to voluntarily resign as a Company Officer on February 15, 2018 and from employment effective on the Separation Date. Using the format set forth at Exhibit A, Executive will sign a voluntary resignation letter as described above.

b.
Annual Bonus. For 2017, Executive will receive a bonus per the bonus calculation sheet delivered to Executive on February 15, 2018, minus lawful deductions, based on his individual performance rating as determined by the Compensation Committee of the Celanese Board of Directors and Company performance. The 2017 bonus payout will be paid to the Executive during the 2018 calendar year, but in no event later than March 15, 2018.

c.
Long-Term Equity Awards (“LTI”). The Company and Executive agree that, notwithstanding any provision in his Long-Term Equity Award Agreements to the contrary, based on the terms and provisions of this Agreement and departure on the Separation Date, Executive will vest in a prorated portion of the outstanding Long-Term Equity Awards as summarized in Exhibit B.

d.	Pension and 401(k) Plan Vesting. If Executive is eligible, the Company will fulfill its obligations according to the terms of the respective Plans.

e.	Unused Vacation. The Company will pay to Executive wages for any unused vacation for 2018, and any approved vacation carried over from 2017, under the

Company’s standard procedure for calculating and paying any unused vacation to separated employees. The gross amount due to Executive, less any lawful deductions, will be payable within 30 days of the Separation Date; subject to Executive providing the details of any vacation days utilized during 2018.

f.
Company Benefit Plans. Medical and dental coverage will continue according to the Employee’s current medical and dental plan elections, under COBRA, with no premium cost to the Employee after the Separation Date, until the earlier of three (3) full months after the last day in the month of separation (June 30, 2018), or the date on which Executive becomes covered under another medical or dental plan. All other normal company programs (e.g. life insurance, LTD, 401(k) contributions, etc.) will continue until the Separation Date.

g.
COBRA Coverage. Employee shall be entitled to elect to continue medical and dental coverage, at his expense, under COBRA for an additional fifteen (15) months following the expiration of the coverage period described in Section 2(f) above, provided the Employee is not covered under another medical or dental plan.

h.
Return of Company Property. Executive will surrender to the Company, on a mutually agreeable date, all Company materials, including, but not limited to Executive’s Company laptop computer, phone, credit card, calling cards, etc. Executive will be responsible for resolving any outstanding balances on the Company credit card.

i.	Withholding. The payments and other benefits provided under this Agreement shall be reduced by applicable withholding taxes and other lawful deductions.

3.
No Consideration Absent Execution of this Agreement. Executive understands and agrees that Executive would not receive the monies and/or benefits specified in Paragraph 2 above, unless Executive signs this Agreement on the signature page without having revoked this Agreement pursuant to Paragraph 15 below, signs the letters at Exhibits A and C (Non-Revocation Letter) and fulfills the promises contained herein.

4.
General Release of Claims. Executive knowingly and voluntarily releases and forever discharges, to the full extent permitted by law, in all countries, including but not limited to the U.S., the People’s Republic of China (PRC), The United Kingdom (U.K.). The Netherlands and The Federal Republic of Germany (FRG), the Company, its parent corporation, affiliates, subsidiaries, divisions, predecessors, successors and assigns and the current and former employees, officers, directors and agents thereof (collectively referred to throughout the remainder of this Agreement as the “Company”), of and from any and all claims, known and unknown, asserted and unasserted, Executive has or may have against the Company as of the date of execution of this Agreement, including, but not limited to, any alleged violation of:

•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Employee Retirement Income Security Act of 1974, as amended;

•	The Immigration Reform and Control Act, as amended;

•	The Americans with Disabilities Act of 1990, as amended;

•	The Age Discrimination in Employment Act of 1967, as amended;

•	The Workers Adjustment and Retraining Notification Act, as amended;

•	The Occupational Safety and Health Act, as amended;

•	The Sarbanes-Oxley Act of 2002;

•	The Wall Street Reform Act of 2010 (Dodd Frank);

•	The Family Medical Leave Act of 1993 (FMLA);

•	The Texas Civil Rights Act, as amended;

•	The Texas Minimum Wage Law, as amended;

•	Equal Pay Law for Texas, as amended;

•
Any other federal, state or local civil or human rights law, or any other local, state or federal law, regulation or ordinance including but not limited to the State of Texas, or any law, regulation or ordinance of a foreign country, including but not limited to the Peoples Republic of China (PRC), Federal Republic of Germany (FRG), The Netherlands and the United Kingdom (U.K.);

•	Any public policy, contract, tort, or common law;

•
The employment, labor and benefits laws and regulations in all countries in addition to the U.S. including but not limited to the PRC, U.K. The Netherlands and the FRG; and any claim for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

•
Provided however, nothing in this release or Agreement is intended to waive any rights Executive may have, if any, to indemnification or defense for claims brought by third parties or shareholders for acts, omissions or events occurring or performed by Executive, within the course and scope of his responsibilities, in his capacity as an officer of the Company or its affiliates, including any rights under any director and officer liability insurance policy maintained by the Company.

5.
Affirmations. Executive affirms that Executive has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against the Company in any forum or form; provided, however, that the foregoing does not affect any right to file an administrative charge with the Equal Employment Opportunity Commission (“EEOC”), OSHA, The National Labor Relations Board (“NLRB”), or a charge or complaint under applicable securities laws with the Securities and Exchange Commission (“SEC”) or any other federal, state, or municipal agency with appropriate jurisdiction (a “Government Agency”), subject to the restriction that if any such charge or complaint is filed, Employee agrees not to violate the confidentiality provisions of this Agreement, except by an order of a court having competent jurisdiction, if permitted by applicable law, or if in connection with confidential communications with a Government Agency or an investigation conducted by a Government Agency with appropriate jurisdiction. Employee further agrees and covenants that should Executive or any other person, organization, or other entity file, charge, claim, sue or cause or permit to be filed any charge or claim with the EEOC, or any civil action, suit or legal proceeding against the Company involving any matter occurring at any time in the past, Executive will not seek or accept any personal relief (including, a judgement, relief or settlement) in such charge, civil action, suit or proceeding, unless permitted under law or regulation. This Agreement does not limit Executive’s right to receive an award for information provided to the SEC. Executive further affirms that Executive has reported all hours worked as of the date of this Agreement and has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to Executive, except as provided in this Agreement. Executive furthermore affirms that Executive has no known workplace injuries or occupational diseases.

6.
Confidentiality. Executive and the Company agree not to disclose any information regarding the existence or substance of this Agreement, except to Executive’s spouse, tax advisor, and an attorney with whom Executive chooses to consult regarding Executive’s consideration of this Agreement or as permitted or required by applicable law.

Executive agrees and recognizes that any knowledge or information of any type whatsoever of a confidential nature relating to the business of the Company or any of its subsidiaries, divisions or affiliates, including, without limitation, all types of trade secrets, client lists or information, employee lists or information, information regarding product development, marketing plans, management organization, operating policies or manuals, performance results, business plans, financial records, or other financial, commercial, business or technical information (collectively “Confidential Information”), must be protected as confidential, not copied, disclosed or used other than for the benefit of the Company at any time unless and until such knowledge or information is in the public domain through no wrongful act by Executive.

Executive further agrees not to divulge to anyone (other than the Company or any persons employed or designated by the Company), publish or make use of any such Confidential Information without the prior written consent of the Company, except by an order of a court having competent jurisdiction or if in connection with confidential communications with a Government Agency or an investigation conducted by a Government Agency with appropriate jurisdiction.

7.
Notification of Allowable Disclosure of Trade Secret Information in the United States. Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, if Executive files a lawsuit against the Company alleging retaliation for reporting a suspected violation of law, the Executive may disclose the trade secret to Executive’s attorney. Executive may also use the trade secret information in a court proceeding, provided that he or she files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to a court order.

8.
Non-competition/Non-solicitation/Non-hire. Executive acknowledges and recognizes the highly competitive and confidential nature of the business of the Company. The Long-Term Incentive Award Claw-Back Agreement (“Clawback Agreement”), dated 1/1/2009, a copy of which is attached as Exhibit D, include, among other obligations, promises made by Executive regarding safeguarding confidential Company information, non-competition with the Company and the non-solicitation/no hire of current employees and contractors. The Clawback Agreement remains in full force and effect and is part of this Agreement, except that Executive agrees that, for purposes of this Agreement, the Restricted Period shall be a total of three (3) years from the Separation Date for the non-competition provision and three (3) years for non-solicitation/non-hire of employees.

9.
Governing Law and Interpretation. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to its conflict of laws provision. In the event Executive or the Company breaches any provision of this Agreement, Executive and the Company affirm that either may institute an action to specifically enforce any term or provision of this Agreement. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

10.
Non-admission of Wrongdoing. The parties agree that neither this Agreement nor the furnishing of the consideration for the release contained in this Agreement shall be deemed or construed at any time for any purpose as an admission by the Company of any liability or unlawful conduct of any kind.

11.
Non-Disparagement. Executive agrees not to disparage, or make disparaging remarks or send any disparaging communications concerning, the Company, its reputation, its business, and/or its directors, officers, managers. Likewise the Company’s senior management agrees not to disparage, or make any disparaging remark or send any disparaging communication concerning Executive, Executive’s reputation and/or Executive’s business.

12.
Future Cooperation after Separation Date. After the Separation Date, Executive agrees to make reasonable efforts to assist Company including but not limited to: responding to telephone calls, assisting with transition duties, assisting with issues that arise after the Separation Date and assisting with the defense or prosecution of any lawsuit or claim. This includes but is not limited to providing deposition testimony, attending hearings and testifying on behalf of the Company. The Company will reimburse Executive for reasonable time and expenses in connection with any future cooperation after the Separation Date, at Executive’s current annual base pay, converted to an hourly rate. Time and expenses can include loss of pay or using vacation time at a future employer. The Company shall reimburse Executive within 30 days of remittance by Executive to the Company of such time and expenses incurred.

13.
Injunctive Relief. Executive agrees and acknowledges that the Company will be irreparably harmed by any breach, or threatened breach by Executive of this Agreement and that monetary damages would be grossly inadequate. Accordingly, Executive agrees that in the event of a breach, or threatened breach by Executive of this Agreement the Company shall be entitled to apply for immediate injunctive or other preliminary or equitable relief, as appropriate, in addition to all other remedies at law or equity.

14.
Review Period. Executive is hereby advised Executive has up to twenty-one (21) calendar days, from the date Executive receives it, to review this Agreement and to consult with an attorney prior to execution of this Agreement. Executive agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original twenty-one (21) calendar day consideration period.

15.
Revocation Period and Effective Date. If Executive signs and returns to the Company a copy of this Agreement, Executive has a period of seven (7) days (“Revocation Period”) following the date of such execution to revoke this Agreement, after which time this Agreement will become effective (“Effective Date”) if not previously revoked. In order for the revocation to be effective, written notice must be received by the Company no later than close of business on the seventh day after Executive signs this Agreement at which time the Revocation Period shall expire.

16.	Amendment. This Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.

17.
Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior obligation of the Company to Employee. Employee acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this Agreement, except for those set forth in this Agreement. Notwithstanding the foregoing, it is expressly understood and agreed that the Equity Agreements and the Long-Term Incentive Award Claw Back Agreement, except as modified herein, executed by Employee shall remain in full force and effect.

18.
HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS IN PARAGRAPH 2 ABOVE, EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST THE COMPANY.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement as of the following date:     2-16-2018    .

Executive	Celanese Corporation:
By: /s/ Christopher W. Jensen	By:	/s/ Shannon Jurecka

To: Chris Jensen

Re:    Agreement and General Release

Dear Chris:

This letter confirms that on February 15, 2018, I personally delivered to you the enclosed Agreement and General Release. You have until March 8, 2018 which is at least 21 days after receipt, to consider this Agreement and General Release, in which you waive important rights, including those under the Age Discrimination in Employment Act. To this end, we advise you to consult with an attorney of your choosing prior to executing this Agreement and General Release.

Very truly yours

/s/ Shannon Jurecka

Exhibit A

To: Mark Rohr

From: Chris Jensen

Subject: Letter of Voluntary Resignation

Dear Mark:

The purpose of this letter is to inform you that I have decided to voluntarily resign from employment with Celanese for personal reasons. The effective date of my departure will be March 2, 2018 (Separation Date). Effective on February 15, 2018, I hereby resign from any and all positions I may hold as a corporate officer, director, committee member or manager of the Company and its subsidiaries and affiliates (including without limitation any positions as an officer, committee member, manager and/or director), from the Celanese Foundation and from all positions held on behalf of the Company (e.g., external and joint venture board memberships, internal committee positions, etc.).

Sincerely,

/s/ Chris Jensen

Date:     2/13/2018

Exhibit B

Summary of LTI Awards

Separation Equity Calculations

Separation Date Assumption: **03/02/2018**

Vesting Period	Target Award	Performance Factor [1]	Performance-Adjusted RSUs	Numerator (# of Mos. Worked)	Denominator (# of Mos. in Period)	Prorated Amount	Timing of Payment
2015 Time-Based RSU Award:							
07/21/2015 - 07/21/2018	2,394			33	37	2,136	Jul 2018
2016 Performance-Based RSU Award:							
02/03/2016 - 02/15/2019	19,648	100%	19,648	26	37	13,807	Feb 2019
2016 Time-Based RSU Award:							
02/03/2016 - 02/15/2019	9,779			26	37	6,872	Feb 2019
2016 Time-Based RSU Award:							
12/08/2016 - 12/08/2018	4,543			16	25	2,908	Dec 2018
12/08/2016 - 12/08/2019	4,682			16	37	2,025	Dec 2019
Total Prorated LTI Award Value							

All Performance- and Time-Based RSUs: Prorate on termination date and pay out on original vesting date

[1] Performance-Based RSUs - Award is subject to performance adjustment (per Agreement)

Exhibit C

Date:     2/23/2018

Shannon Jurecka
Celanese Corporation
222 W. Las Colinas Blvd.
Suite 900 N.
Irving, TX 75039

Re:    Agreement and General Release

Dear Shannon:

On     2/16/2018    , which is at least seven (7) days earlier than the execution of this letter, I executed an Agreement and General Release between Celanese and me. I was advised by Celanese, in writing, to consult with an attorney of my choosing, prior to executing the Agreement and General Release.

I have at no time revoked my acceptance or execution of that Agreement and General Release and hereby reaffirm my acceptance of that Agreement and General Release. Therefore, in accordance with the terms of our Agreement and General Release, I hereby request payment of the Consideration described in Paragraph 2 of that Agreement commencing after the Separation Date.

Very truly yours

/s/ Chris Jensen
Chris Jensen

Exhibit D

Clawback Agreement

LONG-TERM INCENTIVE AWARD CLAW-BACK AGREEMENT
This Agreement between Celanese Corporation and Christopher Jensen (the “Employee”) is entered into as of the date set forth on the signature page below. The collective consideration for Employee’s obligations under this Agreement, each component of which the Employee specifically acknowledges both the receipt and independent sufficiency thereof as consideration, include: (i) Employee’s receipt of cash and/or stock-related awards under the Celanese Corporation 2004 Stock Incentive Plan (including any successor plan), or any such other cash or stock-related award under any plan or arrangement sponsored by Celanese (collectively referred to as the “Plan”), subject to the terms thereof; (ii) Employee’s continued employment with Celanese; (iii) the opportunity to receive special training and education, both on-the-job and otherwise as feasible; and (iv) Employee’s receipt of confidential, proprietary information relating to Celanese business and clients.
Accordingly, Employee and Celanese agree as follows:
1.    DEFINITIONS
a.    “Celanese” means Celanese Corporation, its direct and indirect subsidiaries, affiliated entities, successors and assigns.
b.    “Confidential Information” means any non-public, proprietary or confidential information, including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, benefits, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals concerning the past, current or future business, activities and operations of Celanese and/or any third party that has disclosed or provided any of same to Celanese on a confidential basis. “Confidential Information” also includes any information designated as a trade secret or proprietary information by operation of law or otherwise, but shall not be limited by such designation. “Confidential Information” shall not include any information that is (i) generally known to the industry or the public other than as a result of Employee’s breach of this covenant; (ii) made legitimately available to Employee by a third party without breach of any confidentiality obligation; or (iii) required by law to be disclosed; provided that Employee shall give prompt written notice to Celanese of such requirement, disclose no more information than is so required, and cooperate with any attempts by Celanese to obtain a protective order or similar treatment.
c.    “Competitive Business” means businesses that compete with products and services offered by Celanese in those countries where Celanese manufactures, produces, sells, leases, rents, licenses or otherwise provides its products or services during the term of Employee’s employment with Celanese or, following the Employee’s termination of employment, within two (2) years preceding the date of termination (including, without limitation, businesses which Celanese has specific plans to conduct in the future that were disclosed or made available to Employee), provided that, if Employee’s duties were limited to particular product lines or businesses during such period, the Competitive Business shall be limited to those product lines or businesses in those countries for which Employee had such responsibility.
d.    “Effective Date” means December 11, 2008.
e.    “Restricted Period” means one year from the date of Employee’s termination of employment from Celanese for any reason.

2.    DISCLOSURE AND USE OF CONFIDENTIAL INFORMATION AND PROPRIETARY RIGHTS
a.    Based upon the assurances given by Employee in this Agreement, Celanese will provide Employee with access to its Confidential Information. Employee hereby reaffirms that all Confidential Information received by Employee prior to the termination of this Agreement is the exclusive property of Celanese and Employee releases any individual claim to the Confidential Information.
b.    Employee will not at any time (whether during or after Employee’s employment with Celanese) (a) retain or use for the benefit, purposes or account of Employee or any other person; or (b) disclose, divulge, reveal, communicate, share, make available, transfer or provide access to any person outside Celanese (other than its professional advisers who are bound by confidentiality obligations), any Confidential Information without the prior written authorization of Celanese.
c.    Upon termination of Employee’s employment with Celanese for any reason, Employee shall (a) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by Celanese; (b) immediately destroy, delete, or return to Celanese, at Celanese’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Employee’s possession or control (including any of the foregoing stored or located in Employee’s office, home, laptop or other computer, whether or not Celanese property) that contain Confidential Information or otherwise relate to the business of Celanese, except that Employee may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (c) notify and fully cooperate with Celanese regarding the delivery or destruction of any other Confidential Information of which Employee is or becomes aware.
d.    If Employee has previously entered into any confidentiality or non-disclosure agreements with any former employer, Employee hereby represents and warrants that such confidentiality and/or non-disclosure agreement or agreements have been fully disclosed and provided to Celanese.
e.    If Employee has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to Employee’s employment by Celanese, that are relevant to or implicated by such employment (“Prior Works”), Employee hereby grants Celanese a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with Celanese’s current and future business. A list of all such Works as of the date hereof is attached hereto as Exhibit A.
f.    If Employee creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Employee’s employment by Celanese and within the scope of such employment and/or with the use of any Celanese resources (“Company Works”), Employee shall promptly and fully disclose same to Celanese and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to Celanese to the extent ownership of any such rights does not vest originally in Celanese.

g.    Employee agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by Celanese) of all Company Works. The records will be available to and remain the sole property and intellectual property of Celanese at all times.
h.    Employee shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at Celanese’s expense (but without further remuneration) to assist Celanese in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of Celanese’s rights in the Prior Works and Company Works. If Celanese is unable for any other reason to secure Employee’s signature on any document for this purpose, then Employee hereby irrevocably designates and appoints Celanese and its duly authorized officers and agents as Employee’s agent and attorney in fact, to act for and in Employee’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.
i.    Employee shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with Celanese any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Employee hereby indemnifies, holds harmless and agrees to defend Celanese and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant. Employee shall comply with all relevant policies and guidelines of Celanese, including regarding the protection of confidential information and intellectual property and potential conflicts of interest. Employee acknowledges that Celanese may amend any such policies and guidelines from time to time, and that Employee remains at all times bound by their most current version.
j.    In the event Employee leaves the employ of Celanese, Employee hereby grants consent to notification by Celanese to any subsequent employer about Employee’s rights and obligations under this Paragraph 2.
3.    NON-COMPETITION AND NON-SOLICITATION
a.    During the time of Employee’s employment with Celanese and for the Restricted Period thereafter, Employee shall not, whether on Employee’s own behalf or on behalf of or in conjunction with any person, directly or indirectly solicit or assist in soliciting in competition with Celanese, the business of any customer, prospective customer, client or prospective client: (i) with whom Employee had personal contact or dealings on behalf of Celanese during the one year period preceding the termination of Employee’s employment; (ii) with whom employees directly or indirectly reporting to Employee have had personal contact or dealings on behalf of Celanese during the one-year immediately preceding the termination of Employee’s employment; or (iii) for whom Employee had direct or indirect responsibility during the one year period immediately preceding the termination of Employee’s employment.
b.    During the time of Employee’s employment with Celanese and for the Restricted Period thereafter, Employee shall not directly or indirectly: (i) engage in any Competitive Business, (ii) enter the employ of, or render any services to, any person (or any division or controlled or controlling affiliate of any person) who or which engages in a Competitive Business, (iii) acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, stockholder, officer, director, principal, agent, trustee or consultant, or (iv) interfere with, or attempt to interfere with, business relationships between Celanese and customers, clients, suppliers partners, members or investors of Celanese. Notwithstanding the foregoing, Employee may directly or indirectly own, solely as an investment, securities of any person engaged in the business of Celanese which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Employee (x) is not a controlling person of, or a member of a group which controls, such person and (y) does not, directly or indirectly, own 5% or more of any class of securities of such person.
4.    NON-SOLICITATION OF CELANESE EMPLOYEES AND CONSULTANTS
Employee shall not:
a.    During the time of Employee’s employment with Celanese and for the Restricted Period thereafter, Employee shall not, whether on Employee’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly: (i) solicit, interview, encourage, or take any other action that would tend to influence in any manner any employee of Celanese to leave the employment of Celanese (other than as a result of a general advertisement of employment made by Employee’s subsequent employer or business, not directed at any such employee), or (ii) hire any such employee who was employed by Celanese as of the date of Employee’s termination of employment or who left Celanese coincident with, or within one year prior to or after, Employee’s termination of employment.
b.    During the time of Employee’s employment with Celanese and for the Restricted Period thereafter, Employee shall not, directly or indirectly, solicit or encourage any consultant then under contract with Celanese to cease to work with Celanese.
5.    EMPLOYEE’S BEST EFFORTS AND EXCLUSIVE SERVICE
Employee agrees to diligently and loyally serve Celanese, to devote his/her full best efforts, full time and energy to such service, and to follow the directions of Celanese in regard to such services. Employee agrees to conduct all business activities in accordance with the directives, policies, and instructions of Celanese in a proper and professional manner so as to maintain Celanese’s ethical business, and professional standards, and the goodwill and reputation of Celanese. Employee also warrants and represents that he/she has been advised of and agrees to comply with Celanese’s Code of Business Conduct, as amended from time to time, including Celanese’s policies against discrimination and harassment.
Employee further agrees that during employment with Celanese, he/she will not engage in any other employment or business venture. Employee warrants that he/she is not subject to any agreement with a prior employer or other party that would restrict his/her employment by Celanese or the performance of his/her duties under this Agreement.
6.    EMPLOYMENT RELATIONSHIP
Notwithstanding any other provisions of this Agreement and unless contrary to applicable law or the terms of a written contract executed by an officer of Celanese, employment with Celanese is for an indefinite term and may be ended, with or without cause, at any time by either the Employee or Celanese, with or without previous notice. Nothing in this document will be construed to oblige Celanese to continue Employee’s employment for any particular time or under any particular terms and conditions of employment.
7.    REMEDIES AND ENFORCEMENT
a.    Forfeiture of Stock-Related Benefits and Rights: Employee acknowledges that the Plan is intended to induce and reward Employee’s continued employment, commitment, and loyalty to Celanese. As further consideration for Employee’s stock-related awards, Employee agrees that (a) if at any time during his/her employment with Celanese or after his/her termination of employment for any reason, Employee breaks or states his/her intention to break the promises he/she made in Paragraphs 2, 3, or 4 of this Agreement, or (b) it is determined by Celanese that Employee engaged in conduct related to his/her employment with Celanese for which he/she or Celanese could be held either criminally or civilly liable, then Employee shall (x) immediately cease vesting in all awards granted under the Plan on or after the Effective Date and (y) forfeit and return to Celanese any and all rights and interests that he/she may have in any awards (and, if applicable, repay the value of any awards Employee no longer holds by means of a certified check) granted under the Plan on or after the Effective Date in which Employee vested during the period that began on the date one year preceding Employee’s breaking (or stating his/her intention to break) the promises in Paragraphs 2, 3, or 4 of this Agreement, or one year preceding Employee’s termination (whichever date is earlier), unless terminated or forfeited sooner by operation of another term or condition of the Plan.
b.    Reasonableness of Restrictions / Injunctive Relief: Employee acknowledges that the provisions of this Agreement are reasonable and necessary for the protection of Celanese’s legitimate business interests, including but not limited to its Confidential Information, customer, vendor, supplier and business partner relationships and goodwill. Employee also acknowledges that the provisions of this Agreement would not impede his or her ability to earn a living in his or her chosen profession should he or she terminate employment with Celanese. Employee further acknowledges that a breach of any of the provisions of this Agreement will result in continuing and irreparable damages to Celanese for which there would be no adequate remedy at law and that Celanese, in addition to all other relief available to it, shall be entitled to the issuance of injunctive relief restraining him or her from committing or continuing to commit any breach of this agreement. Accordingly, if Employee breaches this Agreement, Celanese shall be entitled, in addition to all other remedies it may have, to immediate injunctions or other appropriate orders to restrain any such breach without requirement to post a bond. In addition, in the event of a breach of Paragraphs 2, 3 or 4, Employee agrees to pay to Celanese all costs of enforcement of this Agreement, including, but not limited to, reasonable attorney fees.
c.    Reformation: If any provision of Paragraphs 2, 3 or 4 should be found by any court of competent jurisdiction to be unreasonable by reason of its being too broad as to the period of time, territory, aspects of business or clients covered or otherwise, then, and in that event, such provision shall nevertheless remain valid and fully effective, but shall be considered to be amended, for the limited purpose of its application within the geographic jurisdiction of the court so finding, so that any term of the provision found unreasonable shall be limited to the maximum period of time, the largest territory, the most aspects of business and clients covered and/or the broadest other limitations, as the case may be, which would be found reasonable and enforceable by such court. Similarly, if any remedy is found to be unenforceable in whole or in part, or to any extent, such provision shall remain in effect only to the extent the remedy or remedies would be enforceable by such court.
d.    Severability and Survival: Subject to the provisions of Subparagraph 7(c), whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law or public policy. However, if any provision of this Agreement is held to be prohibited by or invalid under applicable law or public policy, such provisions, to the extent of such prohibition or invalidity, shall be deemed not to be part of this Agreement otherwise applicable to Employee, and shall not invalidate the remainder of such provision or the remaining provisions of this Agreement.
e.    Right of Set-Off: Employee consents to a deduction from any amounts Celanese may owe Employee from time to time, to the extent of the amounts Employee owes Celanese (including, but not limited to, any amounts Employee owes under the Subparagraphs 7(a) and 7(b) above). Any such set-off shall be effected pursuant to the requirements of Section 409A of the Internal Revenue Code of 1986,

as amended. If Celanese does not recover by means of set-off the full amount Employee owes, Employee agrees to pay immediately the unpaid balance to Celanese upon Celanese’s demand.
8.    DISCLOSURE AND NOTIFICATION
a.    Prior to signing this Agreement, Employee shall disclose to Celanese in writing any restrictions that may affect Employee’s ability to work on behalf of Celanese, including, but not limited to, any existing non-compete agreements, confidentiality agreements, court orders, or pending or threatened litigation with prior employers/contractors/third parties. Such written disclosure is attached to this Agreement as Exhibit B, which is fully incorporated herein by reference. Employee further warrants and represents he/she has not disclosed and will not disclose to Celanese, and has not used and will not use on Celanese’s behalf, any trade secrets or confidential, proprietary information belonging to a third party, without first obtaining written consent from that third party.
b.    Employee agrees that he/she will (and Celanese may) notify anyone employing Employee or evidencing an intention to employ Employee of the existence and provisions of this Agreement.
9.    CONSENT TO JURISDICTION
To the fullest extent allowed by applicable law, any dispute or conflict arising out of or relating to this Agreement, except for an action brought by Celanese pursuant to Paragraphs 2, 3 or 4 of this Agreement, must be brought in a court that has jurisdiction over matters in Dallas County, Texas, which court(s) shall have sole and exclusive jurisdiction of such matters. Furthermore, to the fullest extent allowed by applicable law, Employee agrees such court shall have personal jurisdiction over him/her and further agrees to waive any rights he/she may have to challenge the court’s jurisdiction over him/her. To the fullest extent allowed by applicable law, Employee further consents to such selection of jurisdiction, forum and venue and to the uncontested enforcement of a judgment from such court in any other jurisdiction where Employee or his/her assets are located.
10.    AMENDMENTS
This Agreement may not be modified or amended except by a written instrument executed by Employee and the Chief Executive Officer of Celanese Corporation, the Senior Vice President of Human Resources of Celanese Corporation, or either of their designees.
11.    WAIVER
All the rights of Celanese and Employee under this Agreement shall be cumulative and not alternative, and a waiver or indulgence by either party shall not be construed as a waiver of any other rights or entitlements hereunder.
12.    ENTIRE AGREEMENT
This Agreement constitutes the parties’ entire agreement, and supersedes and prevails over all other prior agreements, understandings or representations by or between the parties, whether oral or written, with respect to the subject matters herein, except as to (a) the terms of any Plan (as defined on page 1 of this Agreement) which may apply, as supplemented by the provisions of Paragraph 7(a) above; and (b) if a post-employment restrictive covenant in this Agreement is found unenforceable (despite, and after application of, any applicable right to reformation that could add or renew enforceability), then any prior agreement between the parties that would provide for a restriction on the same or substantially similar post-employment conduct of Employee shall not be considered superseded and shall remain in effect.
The parties have executed this Agreement as of the date indicated below.

ACCEPTED AND AGREED:	Participant

	By:	/s/ Christopher Jensen
Name: Christopher Jensen
	Employee ID:	9,484

	Date:	January 21, 2009

EXHIBIT A
LONG-TERM INCENTIVE AWARD CLAW-BACK AGREEMENT
List of Company Works Pursuant to Paragraph 2(e):

EXHIBIT B.
LONG-TERM INCENTIVE AWARD CLAW-BACK AGREEMENT
Disclosure of Restrictions Pursuant to Paragraph 8(a):